EFFECTIVE AUGUST 23RD, 2004
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 7, 2006
Advanta Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Since 2002 Advanta Corp., through its wholly-owned subsidiary Advantennis Corp. (“Advantennis”), has been the owner of a Tournament Class Membership which enabled Advanta to stage a Tier II WTA tennis event located in the Philadelphia area and known as the Advanta Championships (the “Tournament Membership”). On February 7, 2006, Advanta Corp., through Advantennis, entered into an agreement to sell its Tournament Membership to WTA Tour, Inc. d/b/a Sony Ericsson WTA Tour (“WTA”) and to withdraw as a member of WTA. The aggregate purchase price of $3,000,000 (the “Original Purchase Price”), is payable by WTA in three installments over three years, with the final installment being due on January 27, 2008. In addition, if at any time on or before December 31, 2006, WTA enters into an agreement to sell the Tournament Membership for a purchase price of $3,000,000 or more, then upon the closing of that sale any remaining installments of the Original Purchase Price shall be promptly paid and, in addition, WTA shall pay 50% of the sale proceeds in excess of $3,000,000 to Advantennis in accordance with the terms and conditions of the agreement. Similarly, in accordance with the terms and conditions of the agreement, if at any time on or before December 31, 2006, WTA shall enter into an agreement to lease the Tournament Membership, then upon execution of such lease agreement WTA shall pay to Advantennis 50% of the lease proceeds attributable to year one of the lease agreement. This description of the agreement governing the sale of the Tournament Membership is qualified in its entirety by the agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.
(c) Exhibits
     The following exhibits are filed as part of this report:

Exhibit No.	Description of Exhibit
10.1	Tournament Class Membership Purchase Agreement, dated as of February 7, 2006 between Advantennis, Corp. and WTA Tour, Inc. d/b/a Sony Ericsson WTA Tour

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date: February 10, 2006	By:	/s/ Elizabeth H. Mai
Elizabeth H. Mai
Senior Vice President, Chief Administrative Officer, Secretary and General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Tournament Class Membership Purchase Agreement, dated as of February 7, 2006 between Advantennis, Corp. and WTA Tour, Inc. d/b/a Sony Ericsson WTA Tour